Item 77C: Submission of matters to a
          vote of securities holders

(a) The 1996 annual meeting of shareholders was held on April 22, 1996.

(b) The following persons were elected directors at the annual meeting being all of the directors named in Registrant's proxy statement and now in office:

               Dr. Donald C. Carroll
               Paul B. Fay, Jr.
               Robert F. Gurnee
               John C. Jansing
               James S. Morgan
               Philip R. Reynolds
               Marciarose Shestack
               Mark E. Stalnecker

(c) At the annual meeting, the stockholders also voted to ratify the selection of Deloitte & Touche LLP as auditors to examine the books and securities for the period December 1, 1995 to November 30, 1996. 5,279,230 shares were cast in favor of such ratification.
     27,608 shares were cast against such ratification; and 87,046 shares abstained from voting on this matter.

(d) At the annual meeting, the stockholders also voted to approve the Investment Advisory Agreement dated as of April 22, 1996 between CoreStates Investment Advisers,
     Inc. and Registrant. 5,170,645 shares voted in favor of such approval; 61,726 shares were cast against such ratification; and 161,513 shares abstained from voting on this matter.


Exh99-1.txt